PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
March 4, 2009	(804) 217-5897

DYNEX CAPITAL, INC.  ANNOUNCES
 FOURTH QUARTER AND FULL YEAR 2008 RESULTS

GLEN ALLEN, Va. -- Dynex Capital, Inc. (NYSE: DX) reported its results today for the fourth quarter and full year 2008.  Highlights include:

•	Net income to common shareholders for the year of $11.1 million, or $0.91 per common share, versus $4.9 million, or $0.40 per common share, for 2007;
•	Net income to common shareholders for the fourth quarter of 2008 of $1.5 million, or $0.12 per common share, versus $0.6 million, or $0.05 per common share, for the fourth quarter of 2007;
•	Dividends declared of $0.71 per common share for 2008 and $0.23 per common share for the fourth quarter;
•	Book value per share of $8.07 at December 31, 2008, versus $8.22 at December 31, 2007;
•	Year-over-year increase in investment portfolio of $240.1 million to $573.8 million;
•	Agency MBS portfolio at December 31, 2008 of $311.6 million comprised principally of seasoned, short-duration hybrid ARMs with an average of 21 months to reset; and
•	Aggregate balance sheet is conservatively leveraged at just over three times equity capital and Agency MBS target leverage of seven times capital allocated to this investment strategy.

The Company has scheduled a conference call for Thursday, March 5, 2009, at 11:00 a.m. ET, to discuss fourth quarter and full year 2008 results.  The call may be accessed by dialing 1-866-713-8566 (Passcode: 12186304) and will also be webcast over the internet at www.dynexcapital.com through a link provided under “Investor Relations.”

Thomas Akin, Chairman and Chief Executive Officer, stated, “We are extremely pleased with our 2008 results and the progress we made this year in building our investment portfolio in a very tough environment.  We intentionally focused on seasoned, short-duration Agency MBS which reduced our need to hedge our interest costs and provided us some protection against volatility in asset prices.  This strategy served us well in 2008 by protecting shareholder capital while earning a respectable return on the invested capital.”

Mr. Akin continued, “Our 2008 results reflect an excellent contribution from our non-Agency investment portfolio with more modest results from our Agency MBS investments as we built that portfolio during the year.  With borrowing rates at historic lows already in 2009, barring any unforeseen market volatility like we experienced in the fourth quarter, we expect a significant contribution from the Agency MBS investments in the first quarter of 2009.  We have already purchased additional Agency MBS in January 2009 and the size of our portfolio has increased to $438 million at the end of January and our average cost remains below 102% of par.  Our net interest spread on Agency MBS for January improved to approximately 2.95% versus the 1.40% in the fourth quarter as a result of declining costs of financing.  We expect financing costs to remain at low levels until the U.S. economy improves which may take some time.”

Mr. Akin concluded, “The U.S. economy and the U.S. consumer are currently experiencing an extreme contraction on the heels of an unprecedented period of volatility in the fourth quarter of 2008.  Given this backdrop, liquidity remains at a premium, balance sheet deleveraging continues and the banking system remains fragile.  Over time, the recent initiatives undertaken by global central banks and the U.S. Government should dampen volatility and improve overall conditions. Recent Agency MBS purchase activity by the U.S. Treasury, banks and other financial institutions has increased prices for hybrid Agency ARMs in our portfolio from 101.3% of par at year end, to 102.3% of par at the end of January, suggesting improving market conditions for these assets.  Despite these improvements since the fourth quarter, we will continue to remain cautious and seek to preserve ample liquidity should extreme levels of volatility return.  We believe the long-term outlook for owning Agency and non-Agency MBS is quite good.  We are monitoring prepayment risks in our MBS portfolio given the uncertainty around government policy and credit risk in our securitized mortgage loan portfolio given the uncertain economic environment.  While we are comfortable with the composition of our current investment portfolio, our concerns about the environment remain high.  Nevertheless, we will seek to conservatively add assets to the portfolio where returns are expected to compensate us for the risks involved.”

Discussion of 2008 and Quarterly Results

At December 31, 2008, the Company’s Agency MBS portfolio had a par balance of $307.5 million and a net amortized cost of $311.1 million, or 101.1% of par.  The fair value of the Agency MBS portfolio was $311.6 million at December 31, 2008.  Included in the portfolio as of that date were hybrid ARM MBS (securities which have a remaining fixed period of interest greater than 12 months) of $218.2 million and ARM MBS (securities which reset within the next 12 months) of $93.4 million.  For the Agency MBS portfolio at December 31, 2008, the weighted average coupon was 5.06%, and the weighted average period to reset was 21 months.  The Agency MBS portfolio was financed with $274.2 million in repurchase agreements with original terms to maturity of between 30 and 60 days.  During the fourth quarter of 2008, the net interest spread on Agency MBS was 1.40% and was 1.55% for the year.  The constant prepayment rate, or CPR, on the Agency MBS portfolio during the quarter was approximately 14%.

At December 31, 2008, the Company’s securitized mortgage loans consisted of $172.0 million of commercial mortgage loans held by two securitization trusts and $71.9 million of single-family mortgage loans held by one securitization trust.  These loans were originated by the Company and the weighted average loan age was 13 years and 15 years, respectively, for the commercial mortgage loans and the single-family loans.  Loans delinquent as to payment for greater than 30 days totaled $9.5 million at December 31, 2008, or 3.7% of the securitized mortgage loans held by the Company.  Delinquent securitized commercial mortgage loans were $3.1 million and delinquent securitized single-family loans were $6.1 million.  However, of the $6.1 million, approximately $1.9 million are pool insured, and of the remaining $4.2 million, $3.6 million of the loans actually made a payment in the fourth quarter of 2008.  The Company had recorded an allowance for loan losses for all securitized mortgage loans of $3.7 million at December 31, 2008.  The Company added $195 thousand of reserves during the fourth quarter and $1.0 million during the year as a result of increasing delinquencies.

Investment in joint venture was $5.6 million at December 31, 2008, and consisted substantially of the Company’s proportionate ownership share of subordinated CMBS owned by the joint venture.  The CMBS are carried by the joint venture at estimated fair value, which approximated 29% of their face value and an effective yield of approximately 37%.  The subordinated CMBS are collateralized by loans originated by the Company in 1997 and 1998.

Net interest income for both the quarter and the year ended December 31, 2008 was essentially flat relative to the same periods in 2007.  The net interest spread on all investments for 2008 was 1.60% versus 1.68% for 2007.  Net interest spread on all investments for the fourth quarter of 2008 was 1.38% versus 1.27% for the same period in 2007.  The overall yield on investments was 6.83% and 6.06% for the year and quarter ended December 31, 2008, versus 8.45% and 8.43% for the same periods in 2007.  The weighted average cost of funds was 5.23% for all of 2008 and 4.68% for the fourth quarter of 2008.   Declines in asset yields and spreads were offset by an increase in the amount of investments in 2008 versus 2007.

The Company also reported a loss of $580 thousand on its investment in joint venture during the quarter, and a loss of $5.7 million during the year due to other-than-temporary impairment charges and fair value adjustments recorded by the joint venture on CMBS that it owns.  These charges resulted from a decline in asset valuations in the CMBS secondary market.  The Company is required to make payments to the joint venture based on the performance of certain securitized commercial mortgage loans owned by the Company and has recorded in its consolidated balance sheet an “obligation to joint venture under payment agreement” to reflect this requirement.  This obligation is reported at fair value in the Company’s financial statements, and the Company recorded fair value adjustments of $1.6 million in the fourth quarter 2008 and $7.1 million for all of 2008, which reduced the obligation balance and increased net income.  The adjustments principally relate to a reduction in the total expected payments and increasing market discount rates used in valuing the payment agreement.

Dynex Capital, Inc. is a specialty finance company that elects to be treated as a real estate investment trust for federal income tax purposes.  Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

Note: This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. The Company’s actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market conditions, including the ongoing volatility in the credit markets which impacts assets prices and the cost and availability of financing, defaults by borrowers, availability of suitable reinvestment opportunities, variability in investment portfolio cash flows, fluctuations in interest rates, fluctuations in property capitalization rates and  values of commercial real estate, defaults by third-party servicers, prepayments of investment portfolio assets, other general competitive factors, uncertainty around government policy, the impact of regulatory changes, including the Emergency Economic Stabilization Act of 2008, the full impact of which is unknown at this time, and the impact of Section 404 of the Sarbanes-Oxley Act of 2002. For additional information, see the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, and its Annual Report on Form 10-K for the period ended December 31, 2007, and other reports filed with and furnished to the Securities and Exchange Commission.

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DYNEX CAPITAL, INC.
Consolidated Balance Sheets
(Thousands except share data)
(unaudited)

	December 31,	December 31,
	2008	2007
ASSETS
Agency MBS:
Pledged to counterparties, at fair value	$300,277	$–
Unpledged, at fair value	11,299	7,456
	311,576	7,456

Securitized mortgage loans, net	243,827	278,463
Investment in joint venture	5,655	19,267
Other investments	12,735	28,549
	573,793	333,735

Cash and cash equivalents	27,309	35,352
Other assets	6,089	5,671
	$607,191	$374,758

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Repurchase agreements	$274,217	$4,612
Securitization financing	178,165	204,385
Obligation to joint venture under payment agreement	8,534	16,796
Other liabilities	5,866	7,029
	466,782	232,822

SHAREHOLDERS' EQUITY:
Preferred stock	41,749	41,749
Common stock	122	121
Additional paid-in capital	366,817	366,716
Accumulated other comprehensive (loss) income	(3,949)	1,093
Accumulated deficit	(264,330)	(267,743)
	140,409	141,936
	$607,191	$374,758

Book value per common share	$8.07	$8.22

DYNEX CAPITAL, INC.
Consolidated Statements of Operations
(Thousands except share data)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Interest income:
Investments	$8,594	$6,619	$28,968	$28,167
Cash and cash equivalents	25	448	685	2,611
	8,619	7,067	29,653	30,778
Interest expense	5,781	4,266	19,106	20,095
Net interest income	2,838	2,801	10,547	10,683

(Provision for) recapture of loan losses	(195)	(70)	(991)	1,281

Net interest income after provision for loan losses	2,643	2,731	9,556	11,964

Equity in (loss) earnings of joint venture	(580)	(1,169)	(5,733)	709
(Loss) gain on sale of investments, net	(65)	734	2,316	755
Fair value adjustments, net	1,628	–	7,147	–
Other income (expense)	513	181	7,467	(533)
General and administrative expenses
Compensation and benefits	(648)	(421)	(2,341)	(1,921)
Other general and administrative expenses	(1,030)	(486)	(3,291)	(2,075)

Net income	2,461	1,570	15,121	8,899
Preferred stock dividends	(1,003)	(1,003)	(4,010)	(4,010)

Net income to common shareholders	$1,458	$567	$11,111	$4,889

Net income per common share
Basic and diluted	$0.12	$0.05	$0.91	$0.40

Weighted average number of common shares outstanding:
Basic	12,169,762	12,136,262	12,166,558	12,135,495
Diluted	12,169,762	12,140,265	12,169,611	12,138,088